EXHIBIT 99.1

For More Information, Contact:
Cygnus, Inc.	Burns McClellan
Cygnus Corporate Communications	E. Blair Clark (investors)
(650) 369-4300	Justin Jackson (media)
www.cygn.com	(212) 213-0006

Cygnus Reports Financial Results For First Quarter 2003

Redwood City, CA, May 14, 2003 — Cygnus, Inc. (OTC Bulletin Board: CYGN) today reported total revenues of $348,000 for the quarter ended March 31, 2003, compared to $266,000 for the quarter ended March 31, 2002. The Company posted a net loss of $5.8 million, or $0.15 per share for the quarter ended March 31, 2003, compared to a net loss of $8.6 million, or $0.24 per share for the quarter ended March 31, 2002.

Net product revenues recognized for the quarter ended March 31, 2003 were $297,000, compared to $156,000 for the quarter ended March 31, 2002. Most of the net product revenues recognized for the quarter ended March 31, 2003 resulted from sales of Cygnus’ second-generation GlucoWatch® G2™ Biographers by Sankyo Pharma Inc. to its customers in the United States that were deferred in previous quarters. Product revenues for the quarter ended March 31, 2002 resulted from the initial sales of Cygnus’ first-generation GlucoWatch® Biographers in the United Kingdom.

Unit shipments of the GlucoWatch Biographer systems for the quarter ended March 31, 2003 were approximately 2,650 Biographers and 238,000 AutoSensors, substantially all of which were shipped to Sankyo for resale to Sankyo’s customers; therefore, the Company deferred these revenues. The total invoice amount of Biographer, AutoSensor and accessory shipments by Cygnus for the quarter ended March 31, 2003 was $2.9 million.  Deferred product revenues for the quarter were $2.8 million. As of March 31, 2003, revenues totaling $15.2 million have been deferred. Deferred product revenues are subject to further modification to take into account calculated commissions owed to Sankyo and other adjustments, and this deferred revenue is a component of “Deferred revenues net of deferred costs of product shipments” in the current liability section of the Company’s balance sheets.

“During the past quarter, we learned that the American Diabetes Association accepted ten abstracts regarding our Biographers for poster or oral presentation or for publication at their national convention in June. Seven of the abstracts were submitted by Cygnus, two by the National Institutes of Health (NIH), and one by Loma Linda University Children’s Hospital. In addition, an article entitled ‘Use of the GlucoWatch Biographer in Children With Type 1 Diabetes’ was published in the April 2003 issue of the peer-reviewed journal Pediatrics,” said John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus, Inc.  “Acceptance and publication of abstracts and articles continue to increase awareness and understanding of the benefits of the GlucoWatch Biographers among health care professionals and managed care organizations,” Mr. Hodgman added.

Total costs and expenses for the quarter ended March 31, 2003 were $5.6 million, compared to $8.1 million for the quarter ended March 31, 2002. This decrease is primarily related to reductions in the Company’s sales and marketing and research and development expenses.

Costs of product revenues recognized for the quarter ended March 31, 2003 were $1.8 million, compared to $555,000 for the quarter ended March 31, 2002. Costs of product revenues for the quarter ended March 31, 2003 consisted of material, underabsorbed indirect overhead and other production costs associated with the manufacturing of our products.  The increase in the current quarter is primarily attributable to an increase in underabsorbed indirect overhead costs due to excess manufacturing capacity put in place to accommodate the Company’s anticipated future requirements. Costs of product revenues did not include certain material and other product costs previously written off as research and development expenses.

Costs of product revenues deferred for the quarter ended March 31, 2003, were approximately $1.3 million related to deferred product revenues, and these costs appear as a component of “Deferred revenues net of deferred costs of product shipments” in the liability section of the Company’s balance sheets. As of March 31, 2003, deferred costs of product revenues associated with deferred revenues totaled $5.9 million. Manufacturing costs included in the cost of each unit are greater at low unit volumes, such as have occurred during initial commercialization of the G2™ Biographer in the United States. The $9.3 million ($15.2 million of deferred revenue less $5.9 million of deferred costs of product revenues) of “Deferred revenues net of deferred costs of product shipments”) reflected on the Company’s balance sheet on March 31, 2003 will be reduced in future periods as the commissions payable to Sankyo become determinable and revenue is recognized.

Research and development expenses for the quarter ended March 31, 2003 were $1.7 million, compared to $3.7 million for the quarter March 31, 2002. Research and development expenses have decreased as the Company has spent less on material costs related to manufacturing scale-up and process development.

Sales, marketing, general and administrative expenses for the quarter ended March 31, 2003 were $2.2 million, compared to $3.8 million for the quarter ended March 31, 2002. This decrease was primarily due to the assumption by Sankyo of product promotion, education, and training programs for health care professionals and patients, as required under Cygnus’ agreement with Sankyo.

As of March 31, 2003, Cygnus had cash, cash equivalents and short-term investments of $15.3 million. The Company had total liabilities of $78.8 million, of which $46.3 were current liabilities. These current liabilities included $9.3 million in deferred revenues net of deferred costs of product shipments and $25.0 million in deferred revenues from milestone payments.

The Company’s guidance regarding Cygnus shipments to Sankyo is based solely on estimates and purchase commitments the Company receives from Sankyo. For 2003, based on products already shipped or committed to be purchased, Cygnus expects to ship a minimum of 25,000 Biographers and 1.5 million AutoSensors to Sankyo, and the Company does not believe total shipments in 2003 will vary substantially from these minimum commitments. For the first quarter of 2004, the Company expects to ship to Sankyo a minimum of 21,500 Biographers and 1.3 million AutoSensors based on a binding commitment the Company has received from Sankyo for this three-month period. Given the uncertainty in predicting the timing of securing managed care contracts and the resulting anticipated ramp-up in purchases for GlucoWatch Biographer systems, the Company is not providing guidance on shipments from Cygnus to Sankyo beyond the first quarter of 2004.

About Cygnus

Cygnus (www.cygn.com and www.glucowatch.com), founded in 1985 and headquartered in Redwood City, California, develops, manufactures and commercializes new and improved glucose-monitoring devices. Cygnus’ products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. The GlucoWatch® Biographer was Cygnus’ first approved product. The device and its second-generation model, the GlucoWatch® G2™ Biographer, are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. Cygnus believes its products represent the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent of “finger-stick” blood glucose measurement approximately 20 years ago. The Biographer is not intended to replace the common “finger-stick” testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about Cygnus’ plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about Cygnus’ ability to manufacture and scale-up commercially the GlucoWatch G2 Biographer, Cygnus’ plans for commercialization alliances, Cygnus’ ability to achieve market acceptance of the GlucoWatch G2 Biographer and Cygnus’ plans for enhancements and possible manufacturing changes through the regulatory process. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Cygnus refers you to the documents Cygnus files from time to time with the Securities and Exchange Commission, including Cygnus’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause Cygnus’ actual results to differ from Cygnus’ current expectations and any forward-looking statements contained in this news release.

NOTE: “GlucoWatch” is a registered trademark and “G2” is a trademark of Cygnus, Inc.

END

(Financial Tables Follow)

Cygnus, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(inaudited)

	Three Months ended March 31,
	2003	2002
Revenues:
Net product revenues	$297	$156
Contract revenues	51	110
Total Revenues	348	266
Costs and expenses:
Cost of product revenues	1,793	555
Research and development	1,695	3,663
Sales, marketing, general and administrative	2,156	3,845
Total costs and expenses	5,644	8,063
Loss from operations	(5,296)	(7,797)
Interest and other income and expenses	42	65
Interest expense	(555)	(840)
Loss before income taxes	(5,809)	(8,572)
Provision for income taxes	1	12
Net loss	$(5,810)	$(8,584)
Net loss per share, basic and diluted	$(0.15)	$(0.24)
Shares used in computation of amounts per share, basic and diluted	38,479	35,292

Cygnus, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31,	December 31,
	2003	2002
	(unaudited)	(Note)
ASSETS
Current assets
Cash and cash equivalents	$12,095	$23,415
Short-term investments	3,204	3,202
Accounts receivable	940	569
Inventory	7,399	6,628
Current portion of employee notes receivable	21	57
Other current assets	1,864	1,100
Total current assets	25,523	34,971

Equipment and improvements
Manfacturing, office and laboratory equipment	14,142	15,626
Leasehold improvements	610	610
	14,752	16,236
Less accumulated depreciation and amoritization	(10,313)	(11,189)
Net equipment and improvements	4,439	5,047

Long-term portion of employee notes receivable	105	105
Deferred financing cost	57	108
Other assets	229	246
TOTAL ASSETS	$30,353	$40,477

LIABILITIES AND STOCKHOLDERS' NET CAPITAL DEFICIENCY:
Current liabilities	$1,559	$2,518
Accounts payable	1,150	2,628
Other accrued liabilities	676	605
Distributor advances	571	1,382
Deferred revenues	25,000	25,000
Deferred revenues net of deferred costs of product shipments	9,271	8,199
Current portion of convertible debentures	4,000	4,000
Current portion of capital lease obligations	79	77
Current portion of arbitration obligation	4,000	3,000
Total current liabilities	46,306	47,409

Long-term portion of arbitration obligation	8,000	12,000
Long-term portion of capital lease obligations	53	74
Long-term portion of convertible debentures, net discount of $1,549 in 2003 and $1,902 in 2002	16,687	16,379
Amount due to distributor and other long-term liabilities	7,738	7,237

Commitments and contingencies

Stockholders' net capital deficiency:
Preferred stock, $0.001 par value: 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value: 95,000 shares authorized; issued and outstanding: 38,479 shares at March 31, 2003 and December 31, 2002	38	38
Additional paid-in capital	254,092	254,091
Accumulated deficit	(302,561)	(296,751)
Stockholders' net capital deficiency	(48,431)	(42,622)
TOTAL LIABILITIES AND STOCKHOLDERS' NET CAPITAL DEFICIENCY	$30,353	$40,477

Note:  The condensed consolidated balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements at the date but does not include all of the information and footnotes required by general accepted accounting principals for complete financial statements.